                                                                  Rule 424(b)(3)
                                                     Registration No. 333-112274



             Addendum to Prospectus Supplement Dated April 7, 2005

                                                       Dated: November 1, 2005

                                STATE OF ISRAEL
                  FIFTH LIBOR FLOATING RATE ISSUE DOLLAR BONDS

                  --------------------------------------------

Initial Interest Rate for the Bonds purchased during November 2005 is 4.80%. This interest rate was calculated as follows:

Applicable LIBOR         +      Number of basis points          = Initial Rate
For November 2005               set by State of Israel
                                at beginning of this monthly
                                sales period

4.50%                    +      30 Basis Points                 = 4.80%

Applicable LIBOR is then adjusted each December 1st and June 1st during the term of the bonds.

Bonds purchased in December 2005 will receive the rate and spread in effect for that sales period.

A purchase is effective when all required subscription documents are received in a form acceptable to Israel and the full purchase price is accepted.

In addition to the circumstances set forth in the prospectus, Israel will repurchase bonds at the option of the owner(s) prior to maturity upon sixty (60) days written notice and presentation of the bond and other necessary legal documents, under the following circumstances:

     (i) from an Employee Benefit Plan, which is the original registered owner of the bond, after three (3) years from the issue date, or from an Employee Benefit Plan which is a permissible transferee, after three
         (3) years from the date of transfer; and

    (ii) from the original registered owner, other than an Employee Benefit Plan, seven (7) years from the issue date, or from a registered owner who is a transferee, other than an Employee Benefit Plan, seven (7) years from the date of transfer.